EXHIBIT 3.6

Nominating & Corporate Governance Committee Charter

Purpose of the Committee

The Nominating & Corporate Governance Committee (the “Committee”) shall report to and assist the Board of Directors (the “Board”) of NetReit (the “Company”). The purpose of the Committee shall be to identify qualified individuals for membership on the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; develop and recommend to the Board a set of corporate governance guidelines for the Board; and provide oversight of the corporate governance affairs of the Board and the Company.

Membership on the Committee

1.	The Committee shall be comprised of not less than two members of the Board.

2.	All members of the Committee shall be independent directors, as determined in the business judgment of the Board.

3.	Members of the Committee shall be appointed and may be removed by the Board.

Duties and Responsibilities of the Committee

1.	Criteria for Nomination to the Board: The Committee shall set general criteria for nomination to the Board. The general criteria for nomination to the Board shall be annexed to this Charter.

2.
Nomination of Directors: The Committee shall annually consider the size, composition and needs of the Board and consider and recommend candidates for membership on the Board. The Committee shall recommend to the Board each year the director nominees for election at the next annual meeting of shareholders. Upon the recommendation of the Committee, the Board may elect a director to the Board during the course of the year to serve until the next annual meeting of shareholders.

3.
Committees of the Board: The Committee shall review annually the purpose of the Committees of the Board, recommend to the Board any changes deemed necessary or desirable to the purpose of the Committees and whether any Committees should be created or discontinued, and recommend to the Board the directors and Chairman to be appointed to each Committee.

4.
Corporate Governance Guidelines: The Committee shall develop and recommend to the Board for approval a set of corporate governance guidelines for the Board. The Committee shall review these guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable. The Committee shall also have oversight of the corporate governance affairs of the Company and shall review annually the corporate governance practices and policies of the Company.

5.
Evaluation Process: The Committee shall develop and recommend to the Board an annual performance evaluation process for the Board and its Committees. The Committee shall oversee the process which the Board and its Committees use to conduct annual performance evaluations.

6.	Self-Evaluation: On an annual basis, the Committee shall conduct a self-evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

7.	Conflicts of Interest: The Committee shall consider questions of possible conflicts of interest of the Board members, as such questions arise.

8.
Succession Planning: The Committee shall review at least annually with the Chairman/CEO the succession plans relating to the positions of Chairman/CEO, Vice Chairman and other members of the Executive Committee, and shall make recommendations to the Board with respect to the selection of individuals to hold the positions of Chairman/CEO and Vice Chairman.

9.	Reports to the Board: The Committee shall report regularly to the Board on its meetings and review with the Board significant issues and concerns that arise at meetings of the Committee.

10.	Director Orientation: The Committee shall review and recommend, as appropriate, director orientation and continuing orientation programs for members of the Board.

11.	Charter Review: On an annual basis, the Committee shall review the adequacy of this Charter and recommend to the Board any modifications or changes hereto for approval by the Board.

Meetings of the Committee

The Committee will meet at least once each year. The Chairman/CEO shall attend at least a portion of each meeting of the Committee. In the discretion of the Chairman of the Committee, but at least once each year, the members of the Committee shall meet in Executive Session.

Additional Authority of the Committee

1.	The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its discretion.

2.	The Committee shall have authority to retain outside counsel and other advisors as the Committee may deem appropriate in the conduct of its duties and responsibilities under this Charter.